Exhibit 2.1

GREATER BAY BANCORP

(a California corporation)

$150,000,000

5.125% Senior Notes, Series C, due 2010

PURCHASE AGREEMENT

April 12, 2005

KEEFE, BRUYETTE & WOODS, INC.

  as Initial Purchaser

Keefe, Bruyette & Woods, Inc.

787 Seventh Ave. – 4th Floor

New York, New York 10019

Ladies and Gentlemen:

Greater Bay Bancorp, a California corporation (the “Company”), hereby confirms its agreement with Keefe, Bruyette & Woods, Inc. (the “Initial Purchaser”) with respect to (i) the sale by the Company and the purchase by the Initial Purchaser of $150,000,000 aggregate principal amount of the Company’s 5.125% Senior Notes, Series C, due 2010 (the “Securities”). The Securities are to be issued pursuant to an indenture dated as of March 24, 2003 (the “Indenture”) between the Company and Wilmington Trust Company, as trustee (the “Trustee”). Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC”) pursuant to a letter of representations, to be dated as of the Closing Time (as defined in Section 2(b)), between the Company and the Trustee and received and accepted by DTC.

The Company understands that the Initial Purchaser proposes to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchaser may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold through the Initial Purchaser without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) or Regulation S (“Regulation S”) of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the “Commission”)).

The Company has prepared and delivered to the Initial Purchaser copies of a preliminary Offering Memorandum dated April 12, 2005 (the “Preliminary Offering Memorandum”) and has

prepared and will deliver to the Initial Purchaser, on the date hereof or the next succeeding day, copies of a final Offering Memorandum dated April 12, 2005 (the “Final Offering Memorandum”), each for use by the Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent Offering Memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the “1934 Act”) which is incorporated by reference in the Offering Memorandum.

The holders of Securities will be entitled to the benefits of a Registration Rights Agreement dated April 12, 2005, between the Company and the Initial Purchaser (the “Registration Rights Agreement”), pursuant to which the Company has agreed to file a registration statement with the Commission registering the Securities or the Exchange Securities (as defined in the Registration Rights Agreement) under the 1933 Act on the terms and conditions specified therein.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to the Initial Purchaser as of the date hereof and as of the Closing Time referred to in Section 2(b) hereof, and agrees with the Initial Purchaser, as follows:

(i) Offering Memorandum. The Offering Memorandum does not, and at the Closing Time will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by the Initial Purchaser expressly for use in the Offering Memorandum.

(ii) Incorporated Documents. The Offering Memorandum as delivered from time to time shall incorporate by reference the most recent Annual Report of the Company on Form 10-K filed with the Commission, the Company’s current reports on Form 8-K filed with the Commission on January 28, February 1, February 4, February 18, February 22, March 2, March 8, March 14, March 17 and March 23 and any future filings made by the Company with the Commission which it may make under Sections

13(a), 13(c), 14 or 15(d) of the 1934 Act (other than information in listed documents and future filings that is deemed, in accordance with Commission rules, not to be filed) after the date of filing of the most recent Annual Report of the Company on Form 10-K. The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, when read together with the other information in the Offering Memorandum, at the time the Offering Memorandum was issued and at the Closing Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iii) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Offering Memorandum are independent public accountants with respect to the Company and its subsidiaries within the meaning of Regulation S-X under the 1933 Act.

(iv) Financial Statements. The consolidated financial statements included in the Offering Memorandum, together with the related schedules and notes, present fairly the consolidated financial position of the Company and its consolidated subsidiaries at the dates indicated and the statements of operations, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements incorporated in the Offering Memorandum.

(v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects or properties or assets of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business or in the ability of the Company to consummate the transactions contemplated in this Agreement or perform its obligations hereunder (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock other than regular quarterly cash dividends on common stock and on series B preferred stock.

(vi) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of

California and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. The Company is duly registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended.

(vii) Good Standing of Subsidiaries. Greater Bay Bank, National Association (the “Bank”) has been duly organized and is validly existing as a national bank in good standing under the laws of the United States, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Offering Memorandum, all of the issued and outstanding capital stock of the Bank has been duly authorized and validly issued, is fully paid and (except as provided in 12 U.S.C. §55) non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of the Bank was issued in violation of the preemptive or similar rights of any securityholder of the Bank. The only other subsidiaries of the Company are (a) the direct subsidiaries listed on Schedule B hereto and (b) certain other non-direct subsidiaries, which are not “significant subsidiaries” as defined in Rule 1-02 of Regulation S-X. The deposits of the Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation, and no proceeding for the termination or revocation of such insurance is pending or, to the knowledge of the Company, threatened against the Bank.

(viii) Capitalization. The authorized, issued and outstanding capital stock of the Company as of December 31, 2004 is as set forth in the Offering Memorandum in the column entitled “Actual” under the caption “Capitalization”. The shares of issued and outstanding capital stock have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock was issued in violation of preemptive or other similar rights of any securityholder of the Company.

(ix) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(x) Authorization of the Indenture. The Indenture has been duly authorized, executed and delivered by the Company and the Trustee, and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium, equitable subordination or similar laws affecting enforcement of creditors’ rights generally and bank holding companies specifically and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xi) Authorization of the Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company and, when executed and delivered by the Company and the Initial Purchaser, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium, equitable subordination or similar laws affecting enforcement of creditors’ rights generally and bank holding companies specifically and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and except that enforcement of rights to indemnification and contribution contained therein may be limited by applicable Federal or state laws or the public policy underlying such laws.

(xii) Authorization of Securities. The Securities to be purchased by the Initial Purchaser from the Company have been duly authorized for issuance and sale to the Initial Purchaser pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will constitute valid and binding obligations of the Company, and the Exchange Securities have been duly authorized by the Company and, when issued and delivered in exchange for the Securities, will constitute valid and binding obligations of the Company, in each case enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium, equitable subordination or similar laws affecting enforcement of creditors’ rights generally and bank holding companies specifically and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xiii) Description of the Securities, Registration Rights Agreement and the Indenture. The Securities, the Registration Rights Agreement and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum under the captions “Description of the Notes” and “Exchange Offer, Registration Rights” and will be in substantially the respective forms last delivered to the Initial Purchaser prior to the date of this Agreement.

(xiv) Absence of Defaults and Conflicts. Neither the Company nor the Bank is (a) in violation of its charter or by-laws or (b) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or the Bank is a party or by which the Company or the Bank may be bound, or to which any of the property or assets of the Company or the

Bank is subject (the “Agreements and Instruments”), including but not limited to the 3 Year Revolving Credit Agreement dated March 14, 2005, as amended, among the Company, the Initial Lenders named therein and Wells Fargo Bank, National Association, as agent (the “Wells Fargo Loan Facility”), the 5.25% Senior Notes due March 31, 2008 (the “Senior Notes”) and the Zero Coupon Senior Convertible Debt Securities due 2022 and the Zero Coupon Senior Convertible Contingent Debt Securities due 2024 (collectively, the “CODES”), except in the case of both subclauses (a) and (b) above for such violations or defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Indenture and the Securities and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Bank pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or the Bank or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their assets, properties or operations. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or the Bank.

(xv) Absence of Labor Dispute. No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Effect.

(xvi) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary, which is required to be disclosed in the Offering Memorandum (other than as disclosed therein), or which if determined adversely might reasonably be expected to result in a Material Adverse Effect (other than as disclosed in the Offering Memorandum). Except as set forth in the Offering Memorandum, the Company and each of its subsidiaries is in compliance in all material respects with all laws administered by and regulations applicable to it of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency (each a “Banking Regulator”) and of any other federal or state agency or authority with jurisdiction over it except where failure to so comply would not result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or otherwise subject to any consent decree, memorandum of understanding, written commitment or other supervisory agreement with any Banking Regulator or any other federal or state agency or authority, nor have the Company or any of its subsidiaries been advised by any Banking Regulator or any other federal or state agency or authority that it is contemplating issuing or requesting any of the foregoing.

(xvii) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Offering Memorandum or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and filed as required.

(xviii) Possession of Intellectual Property. The Company and the Bank own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor the Bank has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xix) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Registration Rights Agreement or the Indenture by the Company, except such as have been already obtained or as may be required under the 1933 Act, the 1933 Act Regulations, the 1939 Act or state securities laws.

(xx) Possession of Licenses and Permits. The Company and the Bank possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them (except where failure to obtain or possess would not result in a Material Adverse Effect); the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect, singly or in the aggregate, would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxi) Title to Property. The Company and the Bank have good and marketable title to all real property owned by the Company and the Bank and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or the Bank; and all of the leases and subleases material to the business of the Company and the Bank, considered as one enterprise, and under which the Company or any the Bank holds properties described in the Offering Memorandum, are in full force and effect, and neither the Company nor the Bank has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or the Bank under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or the Bank to the continued possession of the leased or subleased premises under any such lease or sublease.

(xxii) Investment Company Act. The Company is not, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum under the caption “Use of Proceeds” will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxiii) Similar Offerings. Neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the 1933 Act.

(xxiv) Rule 144A Eligibility. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

(xxv) No General Solicitation. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchaser, as to whom the

Company makes no representation) has engaged or will engage, in connection with the offering of the offered Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(xxvi) No Registration Required. Subject to (a) the accuracy of the representations and warranties of the Initial Purchaser contained in this Agreement, and (b) the offer and sale of the Securities in the manner contemplated by and in accordance with this Agreement and the Offering Memorandum, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Initial Purchaser and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”), except as contemplated by the Registration Rights Agreement.

(xxvii) No Directed Selling Efforts. With respect to those Securities sold in reliance on Regulation S, (A) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchaser, as to whom the Company makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchaser, as to whom the Company makes no representation) has complied and will comply with the offering restrictions requirement of Regulation S.

(xxviii) Dividends. The Bank is not currently prohibited, directly or indirectly, from (A) paying dividends to the Company, (B) making any other distribution on such Bank’s capital stock, (C) repaying the Company any loans or advances to the Bank from the Company or (D) transferring any of the Bank’s property or assets to the Company, except as described in the Offering Memorandum, nor has the Company or the Bank been advised by any federal or state agency or authority that it is contemplating imposing any such prohibition.

(xxix) Internal Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 and 15d-14 under the 1934 Act) that (A) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, particularly during the periods in which the filings made by the Company with the Commission which it may make under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act are being prepared, (B) have been evaluated for effectiveness as of a date within 90 days prior to the filing of the Company’s most recent Annual Report filed with the Commission and (C) are effective to perform the functions for which they were established.

The accountants and the Audit Committee of the Board of Directors have been advised of (x) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; any material weaknesses in internal controls have been identified for the accountants; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Initial Purchaser or to counsel for the Initial Purchaser shall be deemed a representation and warranty by the Company to the Initial Purchaser as to the matters covered thereby.

SECTION 2. Sale and Delivery to Initial Purchaser; Closing.

(a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to the Initial Purchaser and the Initial Purchaser agrees to purchase from the Company, at the price per Security set forth in Schedule A, $150,000,000 aggregate principal amount of Securities.

(b) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Sidley Austin Brown & Wood LLP, 787 Seventh Ave., New York, New York 10019, or at such other place as shall be agreed upon by the Initial Purchaser and the Company, at 9:00 A.M. (Eastern time) on the third (fourth, if the pricing occurs after 4:30 P.M. (Eastern time) on any given day) business day after the date hereof or such other time not later than ten business days after such date as shall be agreed upon by the Initial Purchaser and the Company (such time and date of payment and delivery being herein called “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Initial Purchaser for the account of the Initial Purchaser of certificates for the Securities to be purchased by it.

(c) Denominations; Registration. Certificates for the Securities shall be in such denominations ($1,000 or integral multiples of $1,000 in excess thereof) and registered in such names as the Initial Purchaser may request in writing at least one full business day before the Closing Time. The certificates for the Securities will be made available for examination and packaging by the Initial Purchaser in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time.

SECTION 3. Covenants of the Company. The Company covenants with the Initial Purchaser as follows:

(a) Offering Memorandum. The Company, as promptly as possible, will furnish to the Initial Purchaser, without charge, such number of copies of the Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as the Initial Purchaser may reasonably request.

(b) Notice and Effect of Material Events. The Company will immediately notify the Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Securities by the Initial Purchaser as evidenced by a notice in writing from the Initial Purchaser to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise which (i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchaser or counsel for the Initial Purchaser, to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to the Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchaser) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

(c) Amendment to Offering Memorandum and Supplements. The Company will advise the Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum, whether by the filing of documents pursuant to the 1934 Act or otherwise, and will not effect such amendment or supplement without the consent of the Initial Purchaser. Neither the consent of the Initial Purchaser, nor the Initial Purchaser’s delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

(d) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Initial Purchaser, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchaser may designate and to maintain such qualifications in effect for a period of not less than one year from the date of the Offering Memorandum; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the date of the Offering Memorandum.

(e) DTC. The Company will cooperate with the Initial Purchaser and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of DTC.

(f) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under “Use of Proceeds”.

(g) Restriction on Sale of Securities. From the date of the Offering Memorandum until the Closing Time, the Company will not, without the prior written consent of the Initial Purchaser, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of debt securities of the Company or any securities convertible into or exchangeable for Securities or such other debt securities.

(h) Reporting Requirement. The Company, during the period when the Offering Memorandum is required to be delivered pursuant to Section 6(a)(vi) hereof, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

SECTION 4. Payment of Expenses. (a) Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and delivery to the Initial Purchaser of copies of each Preliminary Offering Memorandum and of the Final Offering Memorandum (including financial statements and exhibits) and any amendments or supplements thereto, (ii) the preparation, printing and delivery to the Initial Purchaser of this Agreement, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchaser, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Initial Purchaser and any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchaser in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the preparation, printing and delivery to the Initial Purchaser of copies of the Blue Sky Survey and any supplement thereto and (vii) the fees and expenses of any transfer agent or registrar for the Securities.

(b) Termination of Agreement. If this Agreement is terminated by the Initial Purchaser in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchaser for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchaser, which expenses shall not exceed $100,000 in the aggregate, unless the Initial Purchaser has obtained prior approval of such expenses.

SECTION 5. Conditions of Initial Purchaser’s Obligations. The obligations of the Initial Purchaser hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any subsidiary of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Opinion of Counsel for Company. At Closing Time, the Initial Purchaser shall have received the favorable opinions, dated as of Closing Time, of Linda M. Iannone, General Counsel of the Company and of Manatt, Phelps & Philips, LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchaser, to the effect set forth in Exhibit A and B hereto respectively and to such further effect as counsel to the Initial Purchaser may reasonably request.

(b) Opinion of Counsel for Initial Purchaser. At Closing Time, the Initial Purchaser shall have received the favorable opinion, dated as of Closing Time, of Sidley Austin Brown & Wood LLP, counsel for the Initial Purchaser, in form and substance satisfactory to the Initial Purchaser. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(c) Officers’ Certificate. At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Initial Purchaser shall have received a certificate of the President or a Senior Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time.

(d) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Initial Purchaser shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Initial Purchaser, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to the Initial Purchaser with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(e) Bring-down Comfort Letter. At Closing Time, the Initial Purchaser shall have received from PricewaterhouseCoopers LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(f) Registration Rights Agreement. At the Closing Time, the Registration Rights Agreement shall have been fully executed and delivered by the Company.

(g) Additional Documents. At Closing Time counsel for the Initial Purchaser shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Initial Purchaser and counsel for the Initial Purchaser.

(h) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Initial Purchaser by notice to the Company at any time at or prior to Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

SECTION 6. Subsequent Offers and Resales of the Securities.

(a) Offer and Sale Procedures. The Initial Purchaser and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

(i) Offers and Sales only to Institutional Accredited Investors or Qualified Institutional Buyers. Offers and sales of the Securities shall only be made to (A) persons whom the offeror or seller reasonably believes to be qualified institutional buyers, as defined in Rule 144A under the 1933 Act (“Qualified Institutional Buyers”), or (B) to a limited number of persons that the offeror or seller reasonably believes to be institutional accredited investors, as such term is defined in Rule 501(a)(1), (2), (3) or (7) under the 1933 Act (“Institutional Accredited Investors”) or (C) non-U.S. persons outside the United States, as defined in Regulation S under the 1933 Act, to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S under the 1933 Act. The Initial Purchaser agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.

(ii) No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

(iii) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the Initial Purchaser, be an Institutional Accredited Investor or a Qualified Institutional Buyer or a non-U.S. person outside the United States, as defined in Regulation S under the 1933 Act.

(iv) Subsequent Purchaser Notification. The Initial Purchaser will take reasonable steps to inform, and cause each of its affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A, (y) to an Institutional Accredited Investor acquiring such Securities for its own account or as a fiduciary for others (which others must also be Institutional Accredited Investors unless such transferee is a bank acting in its fiduciary capacity) for investment purposes and not for distribution in violation of the 1933 Act or (z) pursuant to another available exemption from registration under the 1933 Act.

(v) Restrictions on Transfer. The notice to investors and the other provisions set forth in the Offering Memorandum under the heading “Notice to Investors”, including the legend required thereby, shall apply to the Securities except as otherwise agreed by the Company and the Initial Purchaser.

(vi) Delivery of Offering Memorandum. The Initial Purchaser will deliver to each purchaser of the Securities from such Initial Purchaser, in connection with its original distribution of the Securities, a copy of the Offering Memorandum, as amended and supplemented at the date of such delivery.

(b) Covenants of the Company. The Company covenants with the Initial Purchaser as follows:

(i) Integration. The Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchaser, (ii) the resale of the Securities by the Initial Purchaser to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(ii) Rule 144A Information. The Company agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the Securities remain outstanding, it will make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

(iii) Restriction on Resale of Securities. Until the expiration of two years after the original issuance of the Securities, the Company will not, and will cause its Affiliates not to, resell any Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c) Qualified Institutional Buyer. The Initial Purchaser represents and warrants to, and agrees with, the Company that it is a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act (a “Qualified Institutional Buyer”).

(d) Resale Pursuant to Rule 903 of Regulation S or Rule 144A. The Initial Purchaser understands that the Offered Securities have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the 1933 Act or pursuant to an exemption from the registration requirements of the 1933 Act. The Initial Purchaser represents to and agrees with the Company, that, except as permitted by Section 6(a) above, it has offered and sold Securities and will offer and sell Securities (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commences and the Closing Time, only in accordance with Rule 903 of Regulation S, Rule 144A under the 1933 Act or another applicable exemption from the registration requirements of the 1933 Act. Accordingly, neither the Initial Purchaser, its affiliates nor any persons acting on its behalf have engaged or will engage in any directed selling efforts with respect to Securities sold hereunder pursuant to Regulation S, and the Initial Purchaser, its affiliates and any person acting on its behalf have complied and will comply with the offering restriction requirements of Regulation S. The Initial Purchaser agrees that, at or prior to confirmation of a sale of Securities pursuant to Regulation S it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the United States Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commenced and the date of closing, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

Terms used in the above paragraph have the meanings given to them by Regulation S.

(e) UK Selling Restrictions. The Initial Purchaser represents to and agrees with the Company that:

(i) it has not offered or sold and will not offer or sell any Securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

(f) Additional Representations and Warranties of Initial Purchaser. The Initial Purchaser represents to and agrees with the Company that it has not entered and will not enter into any contractual arrangements with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.

SECTION 7. Indemnification.

(a) Indemnification of Initial Purchaser. The Company agrees to indemnify and hold harmless the Initial Purchaser and each of its directors, officers and partners and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Initial Purchaser), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply (i) to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in such Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto) or (ii) to the Initial Purchaser in connection with any preliminary prospectus to the extent that any such loss, claim, damage or liability of such Initial Purchaser results solely from the fact that such Initial Purchaser sold Securities to a person to whom it is established that there was not sent or given, at or prior to the written confirmation of such sale, a copy of the Final Offering Memorandum (excluding documents incorporated by reference), if the Company has previously furnished to the Initial Purchaser the copies thereof theretofore requested by the Initial Purchaser and the Initial Purchaser had sufficient time to distribute such Final Offering Memorandum, and the loss, claim, damage or liability of such Initial Purchaser results from an untrue statement or omission of a material fact contained in a Preliminary Offering Memorandum that was corrected in the Final Offering Memorandum. Any amounts advanced by the Company to an indemnified party pursuant to this Section 7(a) shall be promptly repaid to the Company if it shall be finally determined by a court in a judgment not subject to appeal or final review that such indemnified party was not entitled to indemnification by the Company.

(b) Indemnification of Company, Directors and Officer. The Initial Purchaser agrees to indemnify and hold harmless the Company and each of its directors, officers and partners and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment thereto) in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in such Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto).

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by the Initial Purchaser, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement; and provided, if the indemnifying party has raised a good faith dispute as to the amount of the fees and expenses of counsel prior to the entry of the settlement, such dispute shall have been resolved.

SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchaser on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting commissions received by the Initial Purchaser, bear to the aggregate initial offering price of the Securities, in each case as set forth on the cover of the Offering Memorandum.

The relative fault of the Company on the one hand and the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

SECTION 9. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchaser or controlling person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Initial Purchaser.

SECTION 10. Termination of Agreement.

(a) Termination; General. The Initial Purchaser may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Initial Purchaser, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the Nasdaq National Market, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) if a banking moratorium has been declared by either Federal, New York or California authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States has occurred.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

SECTION 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchaser shall be directed to Keefe Bruyette at 787 Seventh Ave., 4th Floor, New York, New York 10019, attention of Peter J. Wirth; notices to the Company shall be directed to it at 1900 East University Ave., East Palo Alto, California 94303, attention of General Counsel.

SECTION 12. Parties. This Agreement shall each inure to the benefit of and be binding upon the Initial Purchaser, the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser, the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchaser, the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 13. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 14. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchaser and the Company in accordance with its terms.

Very truly yours,

GREATER BAY BANCORP

By	/s/ James S. Westfall
Title:	Executive Vice President and Chief Financial Officer

CONFIRMED AND ACCEPTED,
as of the date first above written:

KEEFE BRUYETTE & WOODS, INC.

By:	/s/ Maurice Beshlian
Authorized Signatory

SCHEDULE A

Greater Bay Bancorp

$150,000,000 5.125% Senior Notes, Series C, due 2010

1. The initial public offering price of the Securities shall be 99.726% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

2. The purchase price to be paid by the Initial Purchaser for the Securities shall be 99.226% of the principal amount thereof.

3. The interest rate on the Securities shall be 5.125% per annum.

Sch A-1

SCHEDULE B

List of Direct Non-bank Subsidiaries

ABD Insurance and Financial Services

Pacific Business Funding Corporation

GBB Capital II

GBB Capital III

GBB Capital IV

GBB Capital V

GBB Capital VI

GBB Capital VII

Sch B-1

EXHIBIT A

FORM OF OPINION OF COMPANY’S GENERAL COUNSEL

TO BE DELIVERED PURSUANT TO

SECTION 5(a)

(a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California.

(b) The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under the Purchase Agreement.

(c) The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(d) The Company is duly registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended.

(e) To such counsel’s knowledge, the issued and outstanding capital stock of the Company as of December 31, 2004 is as set forth in the Offering Memorandum in the column entitled “Actual” under the caption “Capitalization”. The authorized capital stock of the Company as of December 31, 2004 is as set forth in the Offering Memorandum under the caption “Capitalization; “ the shares of issued and outstanding capital stock of the Company, have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(f) The Bank has been duly incorporated and is validly existing as a national bank in good standing under the laws of the United States, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Offering Memorandum, all of the issued and outstanding capital stock of the Bank has been duly authorized and validly issued, is fully paid and (except as provided in 12 U.S.C. §55) non-assessable and, to the best of such counsel’s knowledge, is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of the Bank was issued in violation of the preemptive or similar rights of any securityholder of the Bank. The deposits of the Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation, and no proceeding for the termination or revocation of such insurance is pending or, to the best of such counsel’s knowledge, threatened against the Bank.

(g) The Purchase Agreement has been duly authorized, executed and delivered by the Company.

(h) The documents incorporated by reference in the Offering Memorandum (other than the financial statements and supporting schedules included therein or omitted therefrom, as to which we need express no opinion), when they were filed with the Commission complied as to form in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations.

(i) To the best of the knowledge of such counsel and except as set forth in the Offering Memorandum, there is not pending or threatened any action, suit, proceeding, inquiry or investigation, to which the Company or the Bank is a party, or to which the property of the Company or the Bank is subject, before or brought by any court or governmental agency or body, domestic or foreign, which if determined adversely might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Purchase Agreement or the performance by the Company of its obligations thereunder.

(j) To the best of the knowledge of such counsel and except as set forth in the Offering Memorandum, the Company and each of its subsidiaries is in compliance in all material respects with all laws administered by and regulations applicable to it of any Banking Regulator and of any other federal or state agency or authority with jurisdiction over it except where failure to so comply would not result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or otherwise subject to any consent decree, memorandum of understanding, written commitment or other supervisory agreement with any Banking Regulator or any other federal or state agency or authority, nor have the Company or any of its subsidiaries been advised by any Banking Regulator or any other federal or state agency or authority that it is contemplating issuing or requesting any of the foregoing.

(k) All descriptions in the Offering Memorandum of contracts and other documents to which the Company or its subsidiaries are a party are accurate in all material respects; to the best of such counsel’s knowledge, there are no franchises, contracts, indentures, mortgages, loan agreements, notes, leases or other instruments required to be described or referred to in the Offering Memorandum if the Offering Memorandum were included in a registration statement filed pursuant to the 1933 Act or to be filed as exhibits thereto other than those described or referred to therein or filed or incorporated by reference as exhibits thereto, and the descriptions thereof or references thereto are correct in all material respects.

(l) To the best of the knowledge of such counsel, neither the Company nor the Bank is in violation of its charter or by-laws. To the best of the knowledge of such counsel, no default by the Company or the Bank exists in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument that is described or referred to in the Offering Memorandum, including but not limited to the Wells Fargo Loan Facility, the Senior Notes, or the CODES, except for such violations or defaults that would not result in a Material Adverse Effect.

(m) To the best of the knowledge of such counsel, the Bank is not currently prohibited, directly or indirectly, from (i) paying dividends to the Company, (ii) making any other distribution on the Bank’s capital stock, (iii) repaying the Company any loans or advances to the Bank from the Company, or (iv) transferring any of the Bank’s property or assets to the Company, except as described in the Offering Memorandum, nor has the Company or the Bank of the Company been advised by any federal or state agency or authority that it is contemplating imposing any such prohibition.

(n) The execution, delivery and performance of the Purchase Agreement, the Registration Rights Agreement, the Indenture and the Securities and the consummation of the transactions contemplated in the Purchase Agreement and in the Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption “Use Of Proceeds”) and compliance by the Company with its obligations under the Purchase Agreement, the Registration Rights Agreement, the Indenture and the Securities do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined in Section 1(a)(xiv) of the Purchase Agreement) under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Bank pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, known to such counsel, including but not limited to the Wells Fargo Loan Facility, the Senior Notes, or the CODES to which the Company or the Bank is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or the Bank, or any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to such counsel, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their respective properties, assets or operations.

In rendering such opinion, such counsel may rely as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials.

EXHIBIT B

FORM OF OPINION OF COMPANY’S SPECIAL COUNSEL TO BE DELIVERED

PURSUANT TO SECTION 5(a)

(a) The Securities are in the form contemplated by the Indenture, have been duly authorized and executed by the Company and, when authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and issued and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Exchange Securities have been duly authorized by the Company and, when duly executed by the Company and issued and delivered in exchange for the Securities in accordance with the Registration Rights Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except in each case as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, equitable subordination (including, without limitation, all laws relating to fraudulent transfers), or other similar laws relating to or affecting enforcement of creditor’s rights generally or bank holding companies specifically, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

(b) The Indenture has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium, equitable subordination or other similar laws relating to or affecting enforcement of creditors’ rights generally or bank holding companies specifically, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Initial Purchaser) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium, equitable subordination or other similar laws relating to or affecting enforcement of creditors’ rights generally or bank holding companies specifically, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and except that enforcement of rights to indemnification and contribution contained therein may be limited by applicable Federal or state laws or the public policy underlying such laws.

(d) The Securities and the Indenture conform in all material respects to the descriptions thereof contained in the Offering Memorandum under the caption “Description of Notes.”

(e) The information in the Offering Memorandum under “Description of Notes” and “Material United States Federal Income Tax Considerations” insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries in all material respects of the matters described therein.

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(f) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign is necessary or required in connection with the due authorization, execution and delivery of the Purchase Agreement or the due execution, delivery or performance of the Indenture or the Registration Rights Agreement by the Company or for the offering, issuance, sale or delivery of the Securities to the Initial Purchaser or the resale by the Initial Purchaser in accordance with the terms of the Purchase Agreement except such as may be required under the 1933 Act, the 1933 Act Regulations, the 1939 Act or state securities laws.

(g) Assuming (a) the accuracy of the representations and warranties of the Initial Purchaser contained in the Purchase Agreement, and (b) the offer and sale of the Securities in the manner contemplated by and in accordance with the Purchase Agreement and the Offering Memorandum, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchaser and to each Subsequent Purchaser in the manner contemplated by the Purchase Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the 1939 Act except, in each case, to the extent that registration or qualification is contemplated by the Offering Memorandum and the Registration Rights Agreement.

(h) The Company is not and upon the issuance and sale of the Securities as contemplated in the Purchase Agreement will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the 1940 Act.

Nothing has come to our attention that would lead us to believe that the Offering Memorandum or any amendment or supplement thereto (except for financial statements and schedules and other financial data included or incorporated by reference therein or omitted therefrom, as to which we need make no statement), at the time such Offering Memorandum was issued, at the time any such amended or supplemented Offering Memorandum was issued or at the Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

In rendering such opinion, such counsel may rely as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials.

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